Exhibit 10.5

Pebblebrook Hotel Trust
7315 Wisconsin Avenue, Suite 1100 West
Bethesda, Maryland 20814

September 18, 2018

Alfred L. Young, Jr.
c/o LaSalle Hotel Properties
7550 Wisconsin Ave, 10th Floor
Bethesda, Maryland 20814

Re: Additional Payment Guarantee

Dear Al,
Reference is made to that certain Change in Control Severance Agreement dated as of November 3, 2009 (as amended, restated, supplement or modified, the “CIC Severance Agreement”) by and between LaSalle Hotel Properties, a Maryland real estate investment trust (together with its successors and assigns permitted under the CIC Severance Agreement, the “Company”), and Alfred L. Young, Jr. (“you”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the CIC Severance Agreement.
You are expected to receive payments under your CIC Severance Agreement and in connection with previously granted equity awards of the Company, each in connection with the transactions contemplated by the Agreement and Plan of Merger, by and among, the Company, LaSalle Hotel Operating Partnership, L.P., Pebblebrook Hotel Trust (“Parent”), Pebblebrook Hotel, L.P., Ping Merger Sub, LLC and Ping Merger OP, LP, dated as of September 6, 2018, as amended on September 18, 2018 (as the same may be amended from time to time, the “Merger Agreement”). In connection with the execution of the Merger Agreement, the Company retained KPMG LLP (“KPMG”) to prepare an analysis taking into account a valuation of restrictive covenants to which you will be subject following termination of your employment with the Company, and a copy of such draft report dated September 14, 2018, using an assumed change in control date of November 30, 2018, is attached as Exhibit A hereto (the “KPMG Report”).
Section 16 of your CIC Severance Agreement contains a provision obligating the Company to make payment to you of the Additional Amount within 30 days of each written request made by you. Based on the analysis and valuation set forth in the KPMG Report the Company and Parent have determined that the Additional Amount may be reduced or eliminated. Actual results at the time of the Closing (as defined in the Merger Agreement) may differ. The purpose of this letter is to confirm our agreement with you that you will not dispute the analysis and valuation set forth in the KPMG Report and that the determination of your “tax counsel” under Section 16 of your CIC Severance Agreement will be made consistent with Scenario 2 in the KPMG Report. The foregoing agreement was made by you in consideration of the benefits (from this agreement) which will be realized by the shareholders of Parent following the Merger (as defined in the Merger Agreement), to provide certainty to the Company and its executives, and for other good and valuable consideration, the receipt of which is hereby acknowledged and agreed.
Notwithstanding the foregoing, Parent hereby confirms its obligations pursuant to Section 16 of your CIC Severance Agreement following the Closing (as defined in the Merger Agreement), and Parent shall pay the Additional Amount, if required under Section 16 of your CIC Severance Agreement and the KPMG Report, and/or upon a determination by the Internal Revenue Service that your liability for tax under Section 4999 of the Internal Revenue Code is greater than the amount, if any, shown in the KPMG Report, to you within 30 days of your written request for payment of such amount.

The foregoing shall be contingent upon occurrence of the Closing (as defined in the Merger Agreement) and shall be null and void in the event the Closing does not occur.

Sincerely,

PEBBLEBROOK HOTEL TRUST

/s/ Raymond D. Martz
Name: Raymond D. Martz
Title: Chief Financial Officer

Acknowledged & Agreed:

/s/ Alfred L. Young, Jr.
Alfred L. Young, Jr.

Exhibit A

KPMG Report